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                                                                     Exhibit B14


                       LIBERTY - FAIRMONT IRA MASTER PLAN

         Liberty National Bank and Trust Company of Louisville (hereinafter Liberty National Bank) hereby establishes an Individual Retirement Account Master Plan for the exclusive benefit and convenience of such of its customers who qualify and wish to adopt it. If an Individual executes an IRA Adoption Agreement which is accepted by the Custodian and which incorporates this Master Plan by reference, the bank will act as Custodian of the Individual Retirement Account thereby created under the following terms and conditions:

                                    ARTICLE I

                                   DEFINITIONS

         "Account" means the Individual Retirement Account or Accounts established by the Custodian under this Plan in the name of the Individual.

         "Beneficiary" includes the estate of the Individual, dependents of the Individual, and any person designated by the Individual to share in the benefits of the Account after the death of the Individual. The Individual shall designate his Beneficiary or Beneficiaries by filing with the Custodian a written designation identifying such Beneficiary. Such designation may be changed or revoked by written notice to the Custodian. If there is no Beneficiary to receive any amounts which become payable to a Beneficiary under the terms of the Plan, the Custodian will pay such amounts in a lump-sum to the estate of the Individual.

         "Compensation" means wages, salaries, or professional fees, and other amounts received for personal services actually rendered (including but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses) and includes earned income as defined in Section 401 (c) (2) of the Internal Revenue Code but does not include amounts received as earnings or profits from property (including but not limited to, interest and dividends) or amounts not includable in gross income such as income from sources without the United States excluded from gross income under Section 911 of the Internal Revenue Code.

         "Custodian" means Liberty National Bank and Trust Company of
Louisville.

         "The Fairmont Fund" means a Kentucky Business Trust authorized to offer for sale an unlimited number of shares of beneficial interest, without par value.

         "Effective Date" means the date on which the Custodian accepts its appointment hereunder.

         "Individual" means any person who adopts the Master Plan of the Custodian as his Individual Retirement Account. Where Spouses open Accounts it shall refer to each Spouse.

         "Investment Adviser" means Morton H. Sachs & Co., or its successor.

         "IRA Adoption Agreement" means the document attached hereto by which an Individual elects to establish a qualified Individual Retirement Account under the terms of this Master

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Plan.

         "Plan" means the Master Plan as embodied herein.

         "Qualified Retirement Plan" means a plan qualified under Section 401(a) of the Internal Revenue Code (including Self-Employed Retirement Plans) and exempt from tax under Section 501(a) of the Internal Revenue Code, an annuity plan described in Section 403(a) of the Internal Revenue code, a qualified bond purchase plan described in Section 405(a) of the Internal Revenue Code, a plan established for its employees by the United States, by a State or political division thereof, or by an agency or instrumentality of any of the foregoing, or where amounts were contributed to an employer for an annuity contract or custodial account for regulated investment company stock described in Section 403(b) of the Internal Revenue Code.

         "Spouse" means an Individual's husband or wife as determined in accordance with Section 143(a) of the Internal Revenue Code.

         "Taxable Year" means the taxable year used by the Individual for Federal income tax purposes.

         "Transfer Agent" means Bartlett & Co., or its successor, which serves as transfer agent for the Fairmont Fund.

         "Simplified Pension Plan" means an employer sponsored Account complying with the requirements of Section 408(k) of the Internal Revenue Code.

                                   ARTICLE II

                                  CONTRIBUTIONS

         1.       For Taxable Years commencing on or after January 1, 1982:

                  (a) An Individual during any Taxable Year or before he timely files his tax return for the Taxable Year may elect to open a Regular Individual Retirement Account, and may voluntarily contribute to his Account an amount in cash up to the lesser of $2,000.00 or 100% of his Compensation for such Taxable Year, provided that during such Taxable Year, the Individual has not attained age 70-1/2.

                  (b) During any Taxable Year or before a tax return for the Taxable Year is timely filed, Spouses may voluntarily make a combined contribution to their separate Accounts of an amount equal to the lesser of: (1) 100% of the working Spouse's Compensation; or (2) $2,250. In no event shall either account receive a contribution in excess of $2,000. However, Spouses shall only be eligible to contribute such amounts to their separate Accounts if:
(1) The Spouses are considered married in accordance with Section 143(a); (2) One Spouse did not have any Compensation during the Taxable Year, and (3) The Spouses file a joint return for the Taxable Year. A divorced non-working Spouse may continue to make contributions to the Spousal Account established while he was married if: (1) The Spousal Account was established at least 5 years prior to the beginning of the calendar year in which the divorce

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decree or decree of separate maintenance was issued by a court; and (2)
deductible contributions were made to the Account in 3 out of the 5 most recent Taxable Years ending before the Taxable Year in which the decree of divorce or separate maintenance was issued. Such a divorced Spouse may continue to make contributions to his Spousal Account in an amount of cash up to the lesser of $1,125 or 100% of his Compensation plus any taxable alimony for the Taxable Year.

                  (c) An Employer may contribute to a Simplified Pension Plan on the behalf of his employee an amount of cash up to the lesser of $15,000 or 15% of the employee's includible compensation. (For employees who are shareholders, officers, owner-employees, the above limitation is reduced by any self-employment tax or employer-paid FICA tax that is taken into account in determining the amount of employer contributions.)

                  (d) An Individual may make an allowable contribution to his Account described in subsection (a) in addition to the Employer's contribution described in subsection (c).

         2. An Individual or the Spouse of a deceased Individual may contribute to an Account established by him all or a portion of the amount distributed to him from a Qualified Retirement Plan excepting certain government plans which are not intended to satisfy Section 401(a) of the Internal Revenue Code provided:

                  (a) Such Individual was not Self-Employed under such Qualified Retirement Plan within the Meaning of Section 401(c) (1) of the Internal Revenue Code;

                  (b) The Amount distributed to the Individual or Spouse is transferred to his Account no later than the sixtieth (60th) day after such distribution was received;

                  (c) The distribution from the Qualified Retirement Plan constituted the Individual's or his deceased Spouse's entire interest in such plan and was distributed to him within one Taxable Year as a lump-sum distribution or is a result of termination of such plan;

                  (d) The Amount contributed to the Account shall not exceed the amount the Individual or the Spouse of a deceased Individual received in the distribution from the Qualified Retirement Plan, reduced by Employee contributions (other than deductible employee contributions within the meaning of Section 72(o) (5) of the Internal Revenue Code); and

                  (e) the contribution is made in cash.

         Amounts contributed in accordance with this Section 2 of Article II shall be held in an Account for the Individual which is separate and apart from the Account established to hold contributions made by the Individual in accordance with Section 1 of Article II. Such Account shall be designated as the Individual's Rollover Account.

         3. During any Taxable Year, an Individual may contribute to his Account amounts held by another Custodian, Trustee, or funding agent as an individual retirement account for said Individual, provided

                  (a) the amount distributed to the Individual from such individual retirement account is transferred to his Account no later than the sixtieth day after such distribution is

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received by the Individual,

                  (b) the contribution is made in cash, and

                  (c) the Individual declares to the Custodian that the contribution consists solely of amounts transferred from such individual retirement account, and that the Individual has not made any similar transfer within the one-year period ending on the date of receipt of the distribution from his individual retirement account.

         Amounts contributed in accordance with this Section 3 of Article II shall be deposited in the Account to which the Individual makes contributions in accordance with Section 1 of Article II. However, if such contributions represent a prior rollover from a Qualified Retirement Plan, such contributions shall be deposited and held in a Rollover Account for the Individual in accordance with Section 2 of Article II.

         4. If, during a Taxable Year, contributions in accordance with Section 1, Article II exceed the amount specified in those sections, such excess, together with any earnings thereon, shall upon written request by the Individual be returned to the Individual by the Custodian. At the request of the Individual, the Custodian shall, in lieu of returning such excess and earnings thereon, apply such amounts as a contribution in accordance with Section 1 of
Article II for the next succeeding Taxable Year.

                                   ARTICLE III

                               ACCOUNTS OF MEMBERS

         1. The Custodian shall establish an Account or Accounts in the name of each Individual. The assets of the Account will not be co-mingled with other property.

         2. No part of the Individual's Account shall be invested in life insurance contracts.

         The contribution made under the Plan shall be invested exclusively in either or both of the following investments: (a) one or more time deposit accounts in the name of the Individual in the savings department of the Custodian; and (b) shares in the Fairmont Fund. The investment of an Individual's contributions in such investments shall be designated by him on the appropriate instruments provided by the Custodian and/or the Investment Adviser. The Individual shall not designate an investment in the Fairmont Fund of an amount less than the minimal amount required for investment in such fund. In the event that the Individual fails to maintain the minimal amount required for continued investment in the Fairmont Fund and thereby causes redemption of his shares in the Fairmont Fund, the Individual shall, in advance of such redemption or immediately thereafter direct the Custodian as to the investment of such amount received by the Custodian from the Transfer Agent as a result of such redemption.

         The Custodian will invest all contributions designated to be invested in the Fairmont Fund in such fund within a reasonable time after receipt of such amounts or within a reasonable time from receiving such directions, whichever is later.

         3. The Individual's interest in his Account shall be nonforfeitable at all times. However, no Individual shall have any right to pledge any part of his Account as security for

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a loan or to assign, transfer, appropriate, encumber, commute, or anticipate his interest in his Account, or any payments to be made thereunder, and no benefit, rights or interest of an Individual shall be in any way subject to any legal process to levy upon, garnish, or attach the same for payment of any claim against an Individual except as may be provided by law, nor shall the Individual have any right of any kind whatsoever with respect to his Account or any estate or any interest therein, or with respect to any other property or rights, other than the rights to receive such distributions as are made out of his Account as and when the same respectively are or shall become due and payable under the terms of this Master Plan. Where the IRA Adoption Agreement attached to this Plan is checked for Spousal Accounts, separate custodial Accounts will be opened and maintained in each Spouse's name. Contributions made on behalf of each Spouse will be credited to that Spouse's separate Account.

                                   ARTICLE IV

                            DISTRIBUTION OF ACCOUNTS

         1. The entire interest of the Individual in his Account must be, or commence to be, distributed before the close of the Taxable Year in which the Individual attains age 70-1/2. Not later than the close of such taxable year the Individual may elect, in a form and at such times as may be acceptable to the Custodian, to have the balance of his Account distributed in:

                  (a)  a single sum payment,

                  (b) equal or substantially equal monthly, quarterly or annual payments commencing at the close of such taxable year calculated to extend over the life of the Individual,

                  (c) equal or substantially equal monthly, quarterly or annual payments commencing at the close of such taxable year calculated to extend over a period certain which is not greater than the life expectancy of the Individual, or

                  (d) equal or substantially equal monthly, quarterly or annual payments commencing at the close of such taxable year calculated to extend over a period certain which is not greater than the joint life and last survivor expectancy of the Individual and his spouse.

Anything in this Section 1 of Article IV to the contrary notwithstanding, payments in accordance with (a), (b), (c), (d), or (e) above will continue only so long as amounts remain in the Individual's Account. Once an Individual's Account is exhausted, the Custodian shall be relieved of any and all liability to make payments to the Individual, his spouse, or Beneficiary. If the Individual fails to elect any of the methods of distribution described above on or before the close of his taxable year in which he attains the age of 70-1/2, distribution to the Individual will be made prior to the close of such taxable year by a single sum payment. If the Individual elects a mode of distribution under (b), (c), (d) or (e) above, the monthly, quarterly or annual payments will be determined as follows:

                    (1) By a quotient determined by dividing the entire interest of the Individual in his Account at the beginning of each year by the life expectancy of the Individual (or the joint life and last survivor expectancy of the Individual and his spouse, or the period specified

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under (d) and (e) whichever is applicable), determined in either case as of the date the Individual attains age 70-1/2, reduced by the number of whole years elapsed since the Individual's attainment of age 70-1/2, or

                  (2) by any other method which may be prescribed by regulation promulgated by the Secretary of the Treasury or his delegate.

         2. If the death of the Individual occurs before his entire interest in his Account is distributed to him, or if distribution has been commenced as provided in (c) or (e) of Section 1 of Article IV to his surviving spouse and the death of such surviving spouse occurs before the entire interest is distributed to such spouse, the Custodian within five years after the Individual's death (or the death of the spouse as the case may be) shall distribute the entire remaining undistributed interest to the Beneficiary or Beneficiaries of the Individual or his surviving spouse in a lump-sum or the sum payment, the entire remaining undistributed interest be applied to purchase an immediate annuity for such Beneficiary or Beneficiaries (or Beneficiary of the surviving spouse as the case may be). The terms of such annuity shall provide for payments over the life of the Beneficiary or Beneficiaries or for a term certain not exceeding the life expectancy of such Beneficiary or Beneficiaries. Any annuity contract so purchased shall be immediately distributed to such Beneficiary or Beneficiaries. No such annuity shall be purchased if under (d) or
(e) above. If no election to purchase an annuity is made by the Beneficiary within five years following the death of the Individual or surviving spouse, a lump-sum payment with respect to such Individual's Account will be paid to the Beneficiary or Beneficiaries at the end of such five year period as described above. For the purposes of this Section 2 of Article IV, a certified death certificate shall constitute due proof of death of the Individual and/or his surviving spouse.

         3. In the event an Individual becomes an active participant in a Qualified Retirement Plan and the Individual has previously established a Rollover Account, said Individual may transfer his Rollover Account to such Qualified Retirement provided such Plan permits such transfers and provided such transfers are not made to an annuity contract or custodial account described in
Section 403 (b) of the Internal Revenue Code or to certain government plans which are not intended to satisfy Section 401(a) of the Internal Revenue Code. A transfer may be made to an annuity or custodial account described in Section 403
(b) of the Internal Revenue Code in the event that the assets in the Rollover Account consists solely of the amount rolled over from an annuity or custodial account described in Section 403(b) of the Internal Revenue Code and any earnings thereon.

         4. At any time, the Individual may remove the Custodian and direct it to make a distribution to the Individual of the balance held in the Individual's Account. The Custodian shall make such distribution not later than sixty days following such removal. Except in the case of the Individual's death or disability (as defined in Section 72(m) of the Internal Revenue Code) or attainment of age 59-1/2, before distributing an amount from his Account, the Custodian shall receive from the Individual a statement signed by the Individual indicating the Individual's intention as to the disposition of the amount distributed.


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                                    ARTICLE V

                                DUTIES AND POWERS

         1. It shall be the duty of the Custodian to maintain an Account in the name of the Individual and to make payments and distributions as directed by the Individual. The Custodian shall be responsible and accountable only for the contributions received by it. The Investment Adviser shall assist the Custodian in the establishment of the Account for an Individual, and shall provide the Individual not only with the appropriate forms in regard to this Plan but also the appropriate Prospectus and application for investment of the Account in the Fairmont Fund. The Transfer Agent shall assist the Custodian in maintaining the Account. Such assistance shall include, but not be limited to, the following:
(1) providing information to the Custodian as to the value of the Individual's interest in the Fairmont Fund; (2) providing the Custodian with a summary of the Individual's investments in the Fairmont Fund on a calendar year basis; (3) making distribution from the Fairmont Fund as directed by the Custodian; and (4) redeeming shares in the Fairmont Fund adequate to pay the Custodian its fees for services performed under this Plan.

         2. The Custodian shall make payments from the Individual's Account from time to time in accordance with written instructions received from the Individual or in the alternative, the Custodian shall direct the Transfer Agent to make such distribution. The Custodian and the Transfer Agent shall be fully protected in acting on written instructions of the Individual and shall not be liable with respect to such payments.

         3. The Custodian shall render a report to each Individual on the status of his Account at least annually. The report shall show contributions received from the Individual, the amount of distributions made to or withdrawals made by the Individual, interest or dividend credits, other credits and/or charges, and the balance at the end of the report period. The Individual shall advise the Custodian within 90 days following receipt of the Custodian's report of any corrections to his Account. If the Individual fails to advise the Custodian of any corrections within the 90 day period, the Individual shall be deemed to have approved the Custodian's report.

         4. The Custodian shall prepare such reports as may be required by the Internal Revenue Code or by any Governmental unit or agency having authority to request reports. Individuals adopting this Master Plan hereby agree to furnish the Custodian with such information as the Custodian may require to prepare such reports.

         5. The Custodian may enter into appropriate agreements with an Individual's Employer in regard to a Simplified Pension Plan.

         6. The Custodian may designate an agent to perform for it any and all of its duties set forth hereunder but the Custodian shall continue to remain responsible to the Individuals for the performance of such duties.


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                                   ARTICLE VI

                            AMENDMENT AND TERMINATION

         1. The Custodian may amend any or all provisions of this Master Plan at any time without obtaining the approval or consent of the Individual who has adopted this plan provided that no amendment shall authorize or permit any part of the Individual's Account to be used for or diverted to purposes other than for the exclusive benefit of the Individual and his beneficiary.

         2. The Custodian intends that this plan will meet the requirements of
Section 408 of the Internal Revenue Code as a qualified master individual retirement account plan. Should the Commissioner of Internal Revenue or any of his delegates at any time determine that the plan fails to meet the requirements of said Section 408, the Custodian will amend the plan so as to maintain its qualified status.

         3. The Custodian may resign by written notice to the Individual which shall be effective sixty days after delivery. In the event of such resignation, the Individual shall, prior to the effective date thereof, amend his Plan to appoint a new Custodian or arrange for another funding agent. No further contributions shall be accepted by the Custodian once its resignation becomes effective. The Custodian shall transfer the balance held in the Individual's Account to the Individual on the effective date of the resignation or as soon thereafter as practical. Such transfer will be made only after the Custodian receives from the Individual a statement signed by the Individual indicating whether the amount distributed is to be a Rollover contribution within the meaning of the Section 408 (d) (3) (B) of the Internal Revenue Code.

                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS

         1. The Custodian shall charge a fee for its services according to its standard schedule of rates as in effect from time to time. The initial schedule of such charges shall be attached to the IRA Adoption Agreement and the Individual shall be notified in advance in writing of any changes in such fees. Such fees shall be payable by a direct billing to the Individual, by a redemption of shares in the Fairmont Fund by the Transfer Agent, or other withdrawal of funds from the account. The source of payment shall be determined solely by the Custodian. Any fee directly billed to an Individual shall be payable within 30 days and if the Custodian's fee is not paid within such thirty
(30) day period, the Custodian shall deduct its fee from the Individual's
Account.

         2. Words in the masculine gender shall be deemed to include the feminine.

         3. The Plan of each Individual who adopts this Master Plan shall be administered separately from those of any other Individual.

         4. The use of this Master Plan shall be available only to the plans of Individuals which meet the requirements of the applicable provisions of the Internal Revenue Code of 1954, as amended.


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



                      LIBERTY - FAIRMONT ADOPTION AGREEMENT

         The undersigned has opened an Individual Retirement Account (the "Account") with Liberty National Bank and Trust Company of Louisville ("Liberty"), and the undersigned and Liberty mutually agree as follows:

1. The undersigned agrees to pay the fees for the Account as set out in the Fairmont Liberty IRA Fee Schedule which is Exhibit A to this Adoption Agreement and which is incorporated herein by reference. These fees will be subject to change at any time upon 30 days written notice to the undersigned from Liberty.

2. Selection of Investment. At the time any contribution is made to the Account, the undersigned shall indicate on the contribution election form which of the investment methods described in paragraphs number 3-6 below shall govern the contribution.

3. Savings Investment. Contributions made to this investment shall be at the simple rate of interest indicated on the contribution election form, and interest shall be compounded daily. Liberty reserves the right to require 14 days written notice prior to the withdrawal of any contribution made to this investment.

4. Fixed Rate Investment. Contributions made to this investment shall have a term and simple rate of interest as indicated on the contribution election form.

5. Variable Rate T-Bill Investment. This investment shall mature 18 months from the date of the first contribution. Additional contributions may be made to this investment without extending the maturity of all or any portion of the other investments. The rate of interest paid on the contributions that have been made to this investment shall vary from time to time but shall not be less than the most recent average auction rate established on a discount basis for U. S. Treasury bills with maturities of 26 weeks (Treasury Bills). This rate, which shall apply to all contributions made under this investment, shall change each week, and the new rate shall be effective on the date of issuance of new Treasury Bills.

6. Fairmont Fund Investment. Contributions made to this investment will be invested in the Fairmont Fund for which Morton H. Sachs and Company, or its successors serves or may in the future serve as Investment Advisor. If this investment is selected, the undersigned certifies that the undersigned has received a copy of the Fairmont Fund's current Prospectus and that the undersigned has full authority and legal capacity to make an investment in the Fairmont Fund. The undersigned appoints Liberty as his agent to enter orders for shares whether by direct purchase or exchange, to receive dividends and distributions for automatic reinvestment in additional shares of the Fairmont Fund and to surrender for redemption shares held in the undersigned's account in accordance with the prospectus and all applicable law. NEITHER INVESTMENT RESULTS NOR GROWTH IN THE VALUE OF YOUR INVESTMENT IN THE FAIRMONT FUND CAN BE PROJECTED OR GUARANTEED. THE UNDERSIGNED MUST READ THE FAIRMONT FUND'S PROSPECTUS FOR ANY INFORMATION ABOUT THE FAIRMONT FUND. The undersigned acknowledges that Liberty has not rendered or undertaken to render investment advice to the undersigned in regard to investment in the Fairmont Fund. All dividends, gains or other distributions received in respect of the Fairmont Fund will be reinvested in the Fairmont Fund unless otherwise directed by the undersigned in writing.

7. Automatic Renewal. Upon the maturity of any contributions made into the Fixed Rate Investment or upon the maturity of the Variable Rate T-Bill investment, the maturing contributions or investment shall be considered to be renewed automatically for an additional term equal in length to the original term, and thereafter for additional successive terms equal in length to the original term, except that any contributions made to either of the investments may be withdrawn within ten days after the original or any subsequent maturity date. However, Liberty retains the right to change the rate of interest paid on the investment; to impose new fees on the investment, or to terminate the paying of interest thereon at the original or any subsequent maturity date by giving ten days written notice, sent by regular U. S. Mail to the address of the undersigned listed on this Agreement. If the bank fails to notify the undersigned of a change or termination of interest paid on the investment and if automatic renewal occurs, the interest payable for each new term on the various contributions in the Fixed Rate Investment shall be at a rate equal to the then prevailing rate of interest paid by Liberty on deposits with Liberty of similar amount and maturity, and the interest payable for each new term of the Variable Rate T-Bill Investment shall be calculated in the same manner as described in paragraph number 5 above. The undersigned may elect to have any contribution renewed for a different rate and term, so long as the new rate and term are consistent with those being offered by Liberty at the time of renewal for contributions of similar amounts. Such election shall be made by giving Liberty written instruction within ten days after the maturity date of the contribution.

8. Minimum Contribution Amounts. All contributions made to the Account shall be subject to such minimum contribution size requirements as Liberty shall have in effect at the time of the contribution.

9. Early Withdrawal Penalties. This rule shall only apply to contributions to either the Fixed Rate Investment or the Variable Rate T-Bill Investment. The undersigned has agreed to keep the funds contributed into the Account invested until the date of their maturity. If contribution has a term of less than three months and Liberty permits withdrawal before maturity, federal regulations require the forfeiture of an amount withdrawn at the rate being paid on the contribution had the funds remained invested until maturity. If a contribution has a term of three months or more to one year and Liberty permits withdrawal before maturity, federal regulations require the forfeiture of an amount equal to three months of interest on the amount withdrawn. If a contribution has a term of more than one year and Liberty permits withdrawal before maturity, federal regulations require the forfeiture of an amount equal to six months of interest on the amount withdrawn. Any amount forfeited will be calculated at the rate being paid on the contribution on the date of withdrawal computed on a simple interest basis.

10. Guarantee of Interest Rate. Liberty will guarantee the rates of interest referred to in this Agreement in paragraphs 3, 4 and 5 and in the contribution election slips evidencing contributions to the Account only until the first of the following events occurs: (a) the maturity date of the contribution; (b) the undersigned attains the age of 59 1/2 years; (c) the undersigned becomes disabled within the meaning of Section 72 (m) (7) of the Internal Revenue Code; or (d) the undersigned dies. LIBERTY DOES NOT GUARANTEE ANY RATE OF INTEREST OR RETURN WITH RESPECT TO ANY CONTRIBUTION TO THE FAIRMONT FUND INVESTMENT.

11. Address. The signature and address appearing in this Agreement shall be honored by Liberty in all transactions pertaining to the Account until written notice of a change is received from the undersigned.

12. Federal and State Regulations. The terms of this Agreement and all subsequent transactions conducted under the provisions of this Agreement shall be subject to the rules and regulations of the legally constituted regulatory and supervisory authorities and shall be subject to change without notice where required by state or federal law or regulation.



         In order to open the Account, Customer supplies the following information:

NAME:

ADDRESS:

EMPLOYER:

SOCIAL SECURITY NUMBER:

DATE OF BIRTH:

TELEPHONE NUMBER:

         I hereby designate the following as my Beneficiary at my death under the terms of the above Agreement.

BENEFICIARY:

ADDRESS:



SOCIAL SECURITY NUMBER:

RELATIONSHIP:

         If the above individual is not surviving at my death, I designate the following as my Beneficiary under the terms of the Agreement:

BENEFICIARY:

ADDRESS:



SOCIAL SECURITY NUMBER:

RELATIONSHIP:

         This designation of Beneficiary supersedes and replaces all prior designations.

         This IRA Adoption Agreement and The Liberty IRA Master Plan have been sent to the Internal Revenue Service on January 8, 1982, with an application to qualify them as a Prototype Individual Retirement Account under the Internal Revenue Code.

         By signing below the undersigned agrees to be bound by the above terms and conditions and adopts the Liberty IRA Master Plan and acknowledges having read and received the Liberty IRA Master Plan and Fact Book and Disclosure.

         Witness the signature of the undersigned and Liberty as of the date set forth below.

SIGNATURE:
          ----------------------------------------------------------------
                                                                    Date

LIBERTY NATIONAL BANK AND TRUST COMPANY
OF LOUISVILLE (Custodian)

BY:
   -----------------------------------------------------------------------
                                                                    Date

                                    EXHIBIT A

                       LIBERTY - FAIRMONT IRA FEE SCHEDULE

1.       Account Set-Up Charge                               $35.00

2.       Annual Maintenance Charge                           $10.00

3.       Charge for Termination of Account                   $15.00

4.       Charge for Written Communications                   $10.00

5.       Charge for Processing Distributions                 $10.00
                                                             per year

                               LIBERTY - FAIRMONT
                          IRA FACT BOOK AND DISCLOSURE

         This pamphlet has been prepared by Liberty National Bank and Trust Company of Louisville (referred to hereinafter as Liberty National Bank) in an effort to explain all of the benefits and ramifications of the Liberty-Fairmont IRA in understandable language. This pamphlet also discloses the responsibilities of the individual and the Bank, and it provides a projection of the growth of the value of the account, the amount of which is not guaranteed beyond the provisions of Federal Reserve regulations. As provided in Internal Revenue Code Section 408, by signing the IRA Adoption Agreement, the Depositor acknowledges receipt of the Liberty-Fairmont IRA Fact Book and Disclosure on or before the date the account was opened.

                                   REVOCATIONS

         Within seven (7) days of signing of the IRA Adoption Agreement you may revoke your IRA for any reason and receive a full refund of your contributions by notifying the following person in writing:

                             IRA Product Specialist
                      Liberty National Bank & Trust Company
                                 P. O. Box 32500
                              Louisville, KY 40232

         The last page of this booklet contains a form letter which you may use in revoking your account.

         In the alternative, you may hand deliver the notice to any Liberty National Branch Bank and such delivery within the specified time period will be adequate to revoke the account.

         If you mail the notice it shall be deemed mailed on the date of the postmark (or if sent by certified or registered mail, the date of certification or registration) if it is deposited in the mail in the United States in an envelope or appropriate wrapper, first class postage prepaid, properly addressed.

I.       Basic Information

         The information contained in this pamphlet complies with Federal disclosure regulations and should provide you with certain basic information about the Liberty-Fairmont Individual Retirement Account (IRA) in hopefully understandable language. However, if after reading this pamphlet you are confused on some point you may call your branch bank or the IRA Products Specialist at the main office for help. Because this pamphlet is only a summary of the operation of the Liberty-Fairmont IRA, you may wish to contact the local district office of the Internal Revenue Service or your own tax advisor as to the establishment and operation of an IRA. GENERALLY, YOU SHOULD RECEIVE THIS PAMPHLET AT LEAST SEVEN DAYS BEFORE YOU OPEN AN IRA. THIS SEVEN-DAY PERIOD IS TO ALLOW YOU A SUFFICIENT PERIOD TO COMPLETELY INFORM YOURSELF ABOUT IRAs. HOWEVER, IF YOU OPEN YOUR IRA WITHIN SEVEN DAYS OF RECEIPT OF THIS PAMPHLET, YOU MAY REVOKE YOUR IRA AND RECEIVE A FULL REFUND OF

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YOUR DEPOSITS BY SIMPLY MAILING OR DELIVERING YOUR NOTICE OF
REVOCATION TO:

                             IRA Product Specialist
                      Liberty National Bank & Trust Company
                                 P. O. Box 32500
                              Louisville, KY 40232

Your notice of revocation is attached to this Disclosure statement.

II.      Basic Operation

         The theory behind an IRA is simple, you may save an allowable portion of your earnings each year by contributing it to an IRA. You get a deduction for these contributions on your income taxes. The earnings from these contributions will be free from taxes in the year it is earned. When you retire, you will begin withdrawing from your IRA and your withdrawals will be taxable to you at that time. However, in the meantime your contributions and earnings on your contributions will have been free from tax. Also, upon your retirement you may be in a lower tax bracket so that your withdrawals may be taxed at a lower rate.

III.  Who May Save In An IRA

         Provided you meet certain other requirements, you may open an IRA or contribute to your existing IRA at any time until the year in which you reach 70-1/2. In the year you reach age 70-1/2 and thereafter, you may no longer open or contribute to an IRA. In addition, your employer may contribute on your behalf to your IRA and such contribution shall be subject to the special rules set forth in Section XI at page 9. (Employer contributions to SEPPS may continue after you reach age 70-1/2).

         For tax years commencing on or after January 1, 1982, you may contribute to an IRA even if you are covered by another qualified plan.

IV.   When You May Open An IRA

         You may open an IRA and be entitled to an allowable income tax deduction for amounts contributed to the IRA at any time during your tax year or before you have timely filed your tax return for the year. (This is generally April 15 if you are a calendar year taxpayer but it may be later if you file an extension for filing your tax return.) For example, if you wanted to open an IRA for the calendar year 1982, you may open the IRA at any time after December 31, 1981, and before April 15, 1983 or later if you file an extension and receive an income tax deduction for 1982.

V.    Where And How To Open An IRA Account

         You may open an IRA at the Fairmont Fund, 2705 Citizens Plaza, Louisville, Kentucky 40202 or by mail. At such time you will need to fill out various forms in opening an account.
The whole process only takes a few minutes.



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VI.      Types of Accounts

         Excluding Rollover IRA's and Employer Contribution IRA's which are explained in Section X at page 8, and Section XI at page 9, there are two types of IRA's, the Regular IRA and the Spousal IRA.

         A.       Regular IRA's

                  Provided you are eligible (see Section III at page 2), you may open a regular IRA for yourself. For tax years commencing on or after January 1, 1982, you may contribute to a Regular IRA the lesser of $2,000.00 or one hundred percent (100%) of your annual compensation. (The amount of this allowable contribution will be reduced by the amount of deductible voluntary contributions you make under other qualified plans of which you are a member.) Compensation means wages, salary, professional fees, commissions, and other amounts earned from personal services. It excludes interest, dividends, etc. You will receive an income tax deduction for the permissible amount of your contributions. A Regular IRA may be opened by each person regardless of his marital status. Therefore, if a husband and wife each are eligible to open an IRA, each may contribute up to the maximum allowable amount. For example, if a husband and wife each earn $10,000.00 in 1982, they may open an IRA and deposit up to $2,000.00 into his or her separate account for a combined contribution of $4,000.00. However, if only one spouse has compensation of $20,000.00 in 1982, the maximum amount that may be contributed into a Regular IRA for that spouse is $2,000.00

         B.       Spousal IRA's

                  For tax years beginning on or after January 1, 1982, you may open two Spousal IRAs, one for yourself and one for your spouse if you meet all of the following requirements: (1) You are married at the end of your taxable year; (2) You file a joint return for the year; and (3) Your spouse has not received any compensation for the year. If you are eligible to open Spousal Accounts you may make a combined contribution into these IRAs of the lesser of:
(1) $2,250.00 or (2) One hundred percent (100%) of your compensation for the year. You may divide your contribution between the two accounts in any proportion and still receive the full maximum deduction as long as the contribution to neither Spousal IRA exceeds $2,000.00

                  For example, assume that you earn $20,000.00 in 1982, your spouse does not work during the year and that you are eligible to open an IRA for the year. If you open two Spousal IRAs, you may make a combined deposit into the two accounts of up to $2,250.00 (This is because $2,250.00 is less than 100% of your earnings ($20,000.00.) Although you may divide the $2,250.00 between the two accounts in practically any proportion you desire, you must make sure that neither account receives a contribution greater than $2,000.00.

                  For tax years commencing on or after January 1, 1982, under certain conditions, a divorced spouse may continue to make contributions to the Spousal IRA established for him or her. In order for a divorced spouse to continue to make contributions to his or her Spousal IRA, he or she must meet all of the following requirements: (1) A Spousal IRA was established for the benefit of the divorced spouse at least 5 years prior to the beginning of the calendar year in which the divorce decree or decree of separate maintenance was issued by a court; and (2) deductible contributions were made in 3 out of the 5 most recent taxable years

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



ending before the taxable year in which the decree was issued. An eligible divorced spouse may make contributions to the Spousal IRA of the lesser of $1,125.00 or 100% of his or her Compensation for the year including any taxable alimony.

VII.     Your Rights Under an IRA

         Your IRA is established under the Liberty-Fairmont IRA Master Plan. On January 8, 1982, Liberty requested Internal Revenue Service approval of the Master Plan and approval has not yet been issued. Internal Revenue Service approval will not mean that an IRA opened by an ineligible person will qualify for favorable tax status nor will it represent an approval of the merits of a Liberty-Fairmont IRA as an investment.

         The Master Plan and other adoption documents provide as follows:

         A.       The Account

                  Liberty National Bank receives your money as a custodian. As a custodian, it establishes an account in your name and if you have Spousal accounts, it will establish a separate account in your name and a separate account in your spouse's name. Each person has a nonforfeitable right to all funds in his account. Your account may be invested in one or more of several investments as you may designate. These investments include time deposit accounts, money market accounts, and money market investments and similar investments. (These available bank investments are referred to herein as time deposit accounts.) Your account may also be invested in shares of the Fairmont Fund. The terms of each of these investments is more fully described in the IRA Adoption Agreement and the Prospectus for the Fairmont Fund that is included in your informational packet. The range of the investments offered is to permit you as much flexibility as possible in investing the money in your account. However, Liberty does not represent or recommend any investment as being suitable for you. You should bear in mind that regardless of the time deposit account you select, you may not withdraw your money from any investment until it has matured unless Liberty consents to the withdrawal. These restrictions will not be placed on that portion of your Account that is invested in the Fairmont Fund. (However, you should carefully review the Prospectus at the Fairmont Fund to understand that investment.) (See also, Section VIII at page 5, which indicates that federal law may subject you to various penalties and taxes on early withdrawal even if Liberty National Bank allows a withdrawal during the maturity term of your investment to the extent it is invested in time deposit accounts.) No portion of your investment will be invested in life insurance.

         B.       Contributions

                  Each year you may voluntarily contribute the maximum amount deductible from income taxes to your account. At the time you open your account you may name a beneficiary or beneficiaries who will receive your account balance upon your death.

                  Except in the case of a rollover or in the case of an Employer's Contribution, for years commencing on or after January 1, 1982, no contribution in excess of $2,000.00 will be accepted for any individual.



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         C.       Withdrawals

                  You must begin withdrawing from your IRA during the tax year in which you reach age 70-1/2. These installments must be designated to pay out your entire IRA over one of the following periods:

                  1. Your life;

                  2. The lives of you and your spouse;

                  3. A definite period of time not extending beyond your life expectancy;

                  4. A definite period of time not extending beyond the combined life expectancy of you and your spouse.

                  If you fail to elect one of the alternative methods before the end of the year in which you reached 70-1/2, Liberty National Bank will distribute a single sum to you. If you die before your entire interest is distributed to you, or if distribution has been commenced to your surviving spouse, (as provided in (b) or (d)) and your surviving spouse dies before the entire interest is distributed to your spouse, the remaining undistributed balance will be distributed either in a single sum or be applied to purchase an immediate annuity for your beneficiary of your surviving spouse's beneficiary, with 5 years after your death or the death of your surviving spouse. The terms of this annuity will provide for payments over the life of the beneficiary, or for a term certain not exceeding your beneficiary's life expectancy. Any annuity contract so purchased will be distributed immediately to the beneficiary. However, no such annuity contract will be required to be purchased if distributions over a term certain began before your death and the term certain is for a period permitted under (c) or (d).

                  As an alternative to distributing the amount of your IRA directly to you, Liberty may direct the Transfer Agent of the Fairmont Fund to make such payment to you directly.

         D.       Custodian Reports

                  At least annually, Liberty National Bank will supply with summaries of your account activity. In addition, in the succeeding year Liberty National Bank will take the following action in regard to your account activity for the year just ended: (1) before January 31, Liberty National Bank will send you a form 1099-R or form W-2P which will set forth your withdrawals for the year; and (2) finally, by June 30, Liberty National Bank will send you a form as to any account activity attributable to the preceding year. (See VIII-C at page
6).

         E.       Custodian's Responsibility

                  Liberty National Bank has a duty to provide you with the necessary plan documents, disclosure statement, and reports described in this document. Failure to provide such documents to you will result in a $10.00 penalty tax payable by Liberty National Bank for each failure to provide such information unless such failure resulted for a reasonable cause.

                  Liberty National Bank shall charge the following fees for services performed

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under the Plan: (1) An initial fee on opening the Account; (2) An annual service fee; (3) A termination fee upon the termination of the Account through withdrawal or otherwise; (4) A fee for each written communication on any distribution; and (5) An annual fee for processing distributions. The amount of the fees will be set forth in the IRA Adoption Agreement and may be changed from time to time upon 30 days written notice by the Liberty National Bank.

                  The fees may be billed to you directly and will be payable within 30 days or they may be withdrawn from your Account. Liberty shall determine in its discretion whether to bill you directly or withdraw the amount from your Account. Any amount billed to you directly and not paid within 30 days will be deducted from your Account.

VIII.    Restrictions On Your IRA

         Federal law imposes certain penalties for certain actions you may take in regard to your IRA.

         A.       Early Withdrawal

                  You may withdraw funds from your IRA without any penalties if you become disabled or if you attain age 59-1/2. (See VII-E as to the termination fees.) However, if you withdraw funds under other circumstances, the withdrawal will normally be subject to a penalty tax equal to 10% of the withdrawn amount. (See, VII-A at page 4 for restrictions of withdrawals during the maturity term of a time deposit agreement account and penalty tax for certain withdrawals of excess contribution. In addition, Federal banking laws require that a substantial interest penalty apply if you make withdraws on the portion of your investment invested in time deposit accounts before the maturity date of such investments. The IRA Adoption Agreement describes these interest penalties in detail.

                  Furthermore, if you enter into a prohibited transaction (See VIII-D at page 7), the total balance in your account will be subject to the 10% penalty tax unless at the time of the prohibited transaction you are either disabled or you have attained age 59-1/2. For purposes of this pamphlet, you are considered to be disabled when you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be a long-continued and indefinite duration.

         B.       Failure to Make Proper Withdrawals

                  In the year in which you obtain age 70-1/2, you must begin to make withdrawals from your IRA. You may withdraw any amount from your account, including the full account balance. However, in order to avoid a penalty tax, withdrawals must be made in the following manner:

                  (1)      A lump-sum withdrawal of the full account balance; or

                  (2) Yearly withdrawals in substantially equal installments.

                  If in any such year you fail to make such a withdrawal in either the manner set

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forth in (a) or (b), a 50% penalty tax will apply to the difference between the amount of your required withdrawal and the amount that you actually withdrew. For example, if you should have withdrawn $1,000 per year and you only withdrew $600.00, a penalty tax equal to $200.00 (50% of $400.00) will apply. The Commissioner of the Internal Revenue Service may waive the penalty tax if you can establish that the failure to withdraw the proper amount was due to a reasonable error and you are taking reasonable steps to correct the situation.

         C.       Excess Contributions

                  A contribution in excess of the maximum amount deductible from your income taxes each year shall be subject to an annual 6% penalty tax unless it is corrected as set forth below. For example, if in 1982 you had a salary of $1,200.00 and you contributed $1,500.00 to your Regular IRA, you would have made an excess contribution of $300.00 (the maximum allowable deduction is $1,200.00) (the less of $2,000.00 or 100% of your compensation), and this amount is subject to a yearly 6% penalty tax for each year it is not corrected.

                  There are three ways to correct an excess contribution:

                  1. The easiest way to correct an excess contribution is to withdraw the excess contribution from your account before you file your tax return for the year in which you made the excess contribution. For example, if in the above example you withdrew the $300.00 before you filed your tax return in 1982, (generally on April 15, 1983), then you may withdraw the excess contribution without any penalty taxes for excess contribution or for early withdrawal. However, such early withdrawal may result in loss of interest penalty for the portion of your IRA invested in time deposit accounts unless you are disabled or at least 59-1/2 at the time of the withdrawal.

                  2. If you fail to withdraw an excess contribution before you file your tax return for the year, you may correct the excess contribution in the next year or any following year. For example, assume you made an excess contribution of $300.00 for 1982. Further, assume you earned $8,000.00 in 1983, which would allow you to contribute $2,000.00 for 1983 to your IRA. You may correct the excess contribution for 1982 by contributing only $1,700.00 in 1983. (The $2,000.00 allowable contribution less the $300.00 excess contribution for 1982.) Further, if you had not previously deducted the $300.00 excess contribution for 1982, you may deduct that amount in 1983 along with the $1,700.00 actually contributed in 1983. However, by failing to correct the excess contribution before the filing of your 1982 tax returns, you will incur a penalty tax of $18.00 for 1982 (6% of $300.00).

                  3. If you fail to correct the excess transaction by either of the other ways, you may correct it after the filing of the 1982 return by a withdrawal in 1983 or thereafter. For example, in 1983 you may simply withdraw the excess $300.00. However, you will be responsible for the $18.00 penalty tax for 1982. Further, you will be responsible for an additional early withdrawal tax of 10% of the amount of the withdrawal unless: (1) you are 59 1/2 or disabled at the time of the withdrawal; (2) a deduction was not allowed for the excess contribution, or (3) the contribution did not exceed $2,250.00. (The $2,250.00 limitation does not apply to a rollover contribution to the extent the excess contribution resulted from erroneous information on which you reasonable relied.) In addition, there will be a loss of interest penalty as a result of the early withdrawal for the portion of your account invested in time deposit accounts.

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         D.       Prohibited Transactions

                  Although your IRA is free from current tax on its earnings, it will lose its tax exempt status if you engaged in a prohibited transaction as defined under Section 4975(c) of the Internal Revenue Code or if you use your IRA as security for a loan. A prohibited transaction will be considered a withdrawal of the whole IRA and will result in the full balance in your account being taxable to you at that time. If you use this account as security for a loan, then the portion of the account so used will be treated as distributed and must be included in your gross income for the year in which you so use the account. If you are under 59-1/2 or if you are not disabled at the time of the prohibited transaction, the 10% penalty tax on early withdrawal will also apply to you.

IX.      Taxation

         A. As mentioned in Section VI, you will receive a deduction from your income tax for your permissible contributions into your IRA. You are not required to file a special IRA return if (1) no special penalty tax, discussed in this disclosure statement, is imposed; or (2) there was no activity in your IRA other than making regular annual contributions or distributions. However, for other years you must file form 5329, along with your regular income tax return, 1040. A failure to file form 5329 along with your 1040 without reasonable cause will result in a $10.00 penalty for each day it is late. This penalty may not exceed $5,000.00. The information on form 5329 may be filled out from the reports supplied you by Liberty National Bank. The full deduction is allowable regardless of your marital status.

         B. All withdrawals from your IRA are fully taxable at ordinary income rates. Although you may use the regular income averaging provision in computing your tax on these withdrawals, the withdrawal will not be taxable at capital gains rates nor may you use the special 10-year averaging rule that may be used in computing taxes on certain distributions from qualified pension plans, etc. The withdrawals will qualify for the retirement income credit.

         C. If your IRA is transferred to your former spouse incident to a divorce, you will not be taxed on the transfer and your former spouse will be taxable on withdrawals from obligations, etc., in regard to the IRA.

         D. When you die your IRA will be subject to estate tax if the balance in your IRA is withdrawn in a manner other than in substantially equal installments spread over at least 36 months. If at the time of your death your IRA contains excess contributions, that portion of your account will be subject to estate tax regardless of the method of withdrawal. You will incur no gift tax upon naming any person as the beneficiary of your IRA.

X.       Rollovers

         A rollover is the tax-free transfer of funds to or from an IRA. Subject to certain basic requirements set forth below, funds may be transferred tax-free in the following situations: (1) From a qualified plan or tax sheltered annuity to an IRA; (2) From an IRA to a qualified plan; and (3) From an IRA to another IRA.

         A.       Who May Roll Over Funds

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                  A rollover may be made regardless of whether you are an active participant in a qualified plan in the year of the rollover. A surviving spouse of a participant in a qualified plan may rollover part or all of a qualified lump sum distribution received by the spouse after the death of the participant. (Such amount may not be later rolled over to a qualified plan in which the surviving spouse is a participant.) However, generally a rollover from a qualified plan may not be made in the year in which you attain age 70-1/2 or thereafter; however, recently the Internal Revenue Service has permitted such rollovers in special cases.

         B.       When May You Rollover Funds

                  Amounts you received from qualified plans or other IRA's must be placed into an IRA within 60 days of their receipt by you in order to qualify as tax-free rollovers.
Rollovers between IRA's may occur only once every year.

         C.       Where And How May You Roll Over Funds

                  Amounts may be rolled over by the same process as opening an IRA. See Section V at page 2.

         D.       Type of Account

                  Rollovers must be transferred into a separate IRA account. Also, you must not make contributions to an IRA containing rollover funds. This is because commingling regular IRA contributions with rollover funds restricts your ability to rollover such funds to qualified plans later.

         E.       Rights And Restrictions

                  Generally, your rights under a rollover IRA and a Regular IRA are the same. Likewise, the restrictions on such IRA's are generally the same. However, there are the following differences:

                  (1) You may rollover any amount without regard to the limitations on the amount of annual contributions that may be made to Regular and Spousal IRA's.

                  (2) Rollovers from qualified plans are generally tax-free if the full balance of your benefits under such plan is distributed to you in one taxable year in a lump sum distribution or if the full balance of your benefits is distributed to you within one taxable year as a result of the termination of the plan. Lump sum distributions generally result from a distribution because of death, disability, separation from employment or the attainment of age 59-1/2. Any portion of a lump sum distribution may be rolled over into an IRA; however, there are certain limitations as to rolling over your own contributions to a qualified plan into an IRA. Employee contributions may be rolled over into an IRA if they were deductible employee contributions when made to the qualified plan. (Deductible employee contributions are contributions made by an employee himself to a qualified plan for which an income tax deduction is allowed to the employee.)

                  (3) If property, other than cash, is distributed from a qualified plan to you, it may be sold by you and the proceeds or any portion thereof may be rolled over into an IRA.

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



Liberty National Bank will not receive rollovers of property other than cash.

                    (4) If your IRA received a rollover from a Keogh Plan under which you were a self-employed person, such an amount may not be transferred in a rollover to a qualified plan.

                    (5) Transfers from an IRA to a qualified endowment contract will be treated as a rollover contribution. However, the amount of the assets that are used to purchase life insurance protection are considered to be amounts distributed to you, and you must include this amount in your gross income for that taxable year.

         F.       Taxation

                  Amounts transferred to an IRA in a rollover are not taxable on the transfer and you get no deduction on their transfer. The rules of taxation otherwise applying to IRA's apply to rollover IRA's.

XI.      Employer Contributions (SEPP's)

         A.       General

                  You and your employer will be entitled to an increased deductions for employer contribution to your IRA account if your employer adopts a simplified pension plan. For years commencing on or after January 1, 1982, the maximum deduction is the lesser of 15% of your includible compensation (determined without regard to employer contributions to your IRA) or $15,000.00. You may contribute and deduct your own contributions up to the maximum allowable amount ($2,000 or 100% of compensation) regardless of the amount that your employer contributes under the SEPP. If you are a shareholder, an officer, or an owner- employee with your employer, the amount of the maximum deductible contribution will be reduced by any self-employment or employer paid FICA tax that is taken into account in determining the amount of employer contributions.

         B.       Special Requirements and Limitations

                    Before you are eligible to receive the increased employer contributions, your employer must establish and comply with the following special rules for simplified pension plans:

                    1. The employer must make a contribution to the IRA account of each employee who has attained age 25 and has performed services for the employer in at least three of the preceding five calendar years. However, the employer may exclude employees covered by a collective bargaining plan where there is evidence of good faith bargaining over retirement benefits and further may exclude nonresident alien employees.

                    2. An employee's rights to his account must be nonforfeitable, subject to his withdrawal at any time, and future employer contributions may not be conditioned upon retention in this IRA of employer contributions.

                    3. Contributions under the plan may not discriminate in favor of any officer,

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



shareholder, highly compensated employee or self-employed individual. However, the contributions may bear a uniform relationship to total compensation. If contributions do bear a uniform relationship to compensation then compensation up to $200,000.00 may be taken into account, but if compensation over $100,000.00 is considered in making contributions, contributions for all employees must be not less than 7.5% of compensation.

                    4. Contributions must be made under a definite written allocation formula which both specifies the requirements than an employee must satisfy to share in the allocation and the manner in which the amount is allocated.

                    5. The employer shall provide such reports as required by the Internal Revenue Service.

                    6. If you are over age 70-1/2 your employer may still make contributions on your behalf; however, because in an IRA you must begin withdrawing your account at age 70-1/2, these additional contributions must be considered in determining the correct amount to be withdrawn.

                    7. If you are employed by a Subchapter S Corporation and you are a shareholder-employee, the amount that your employer may contribute to a defined contribution plan on your behalf must be reduced by the amount your employer deducts for contributions under a Simplified Pension Plan on your behalf. Furthermore, if your employer maintains a defined benefit HR-10 plan, covering self-employed persons, or if your employer is a Subchapter S Corporation and it maintains a defined benefit plan, covering shareholder employees, it may not contribute to a Simplified Pension Plan.

                    8. Your employer may integrate his contributions on your behalf under a Simplified Pension Plan with Social Security and thereby reduce his required contributions under the Plan. However, your employer may not do so if he already maintains another integrated plan or if the Government Plan 5305-SEP is used to establish the plan.

                    9. Your employer's contributions are exempt from FICA and FUTA taxes if it is reasonable to believe that you can deduct these employer contributions.

                    10. In applying the exceptions allowing for an avoidance of the 10% premature withdrawal penalty tax after the filing of your return, normally the penalty will not apply if total contributions have not exceeded $2,250. When applying this exception in regard to Simplified Pension Plans, the premature penalty tax does not apply where the total contribution does not exceed the lesser of the employer's contribution and $15,000.00.

XII.     Growth Of Your IRA

         The following tables are designed to show you a projected growth in a Regular IRA and in a Rollover IRA. Table I and II assume a rate of interest of 12% on your investment. This rate is not generally guaranteed but is a rate assumed only for purposes of making the projection contained in the tables. Deposits may earn interest at different rates, depending on business and economic conditions together with subsequent legal changes on permissible rates of interest. THE TABLES ARE DESIGNED ONLY TO SHOW PROJECTED GROWTH FOR THAT PORTION OF YOUR IRA INVESTED IN TIME DEPOSIT ACCOUNTS. IT

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



MUST BE UNDERSTOOD THAT ANY PORTION OF YOUR IRA INVESTED IN THE FAIRMONT FUND MAY NOT RETURN EARNINGS OR APPRECIATION. YOU SHOULD NOT ASSUME OTHERWISE FROM THESE TABLES. PLEASE REFER TO THE FAIRMONT FUND PROSPECTUS TO FULLY ASSESS SUCH INVESTMENTS. In any event, when you attain age 59-1/2 or become disabled or die, Liberty National Bank waives any applicable maturity term on deposits invested in time deposit accounts and from that time on there is not guaranteed rate of interest on the portion of your account invested in time deposit accounts and the entire portion is subject to a rate change. Therefore, the tables are only a projection of your account balance. There is no charge for opening or contributing to an IRA and the tables reflect no charge.

         Table I is an estimation of the growth of a Liberty National Bank IRA for 1 through 50 years. It is computed on the basis of $1,000.00 being deposited into your account every January 1 for 50 years. Using this table, you can find the estimated balance available for withdrawal each year for the first five years the account is open and for the years you attain the ages of 60, 65, and
70. Simply subtract your current age from 60, 65, and 70 and locate the three resulting differences on the chart under the YEAR column.

         Columns A & B show the current balance on December 31st of each year, if you were to close the account on December 31st and if you were 59-1/2 years of age or older, disabled, or deceased, then the figures appearing in the Columns A & B headed "12%" represent the balances owing for each year. These columns also represent the current balance on December 31st of each year for every individual regardless of age, assuming no withdrawal is made.

         If an individual, prior to age 59-1/2, disability, or death, closes the account, a substantial interest penalty on early withdrawals may apply. The IRA Adoption Agreement describes the interest penalty in detail. The amount of interest forfeited, if any, will reduce the amount available for distribution at the end of every year.

         Table II is based on the assumption that $1,000.00 is transferred to an IRA in a rollover on a January 1 and that no other contributions have been made to the IRA. The table reflects the account balance that will be available for withdrawal on each December 31 thereafter. The other assumptions of Table I are applicable and Table II operates the same as Table I in determining the amount available for withdrawal at ages 60, 65 and 70.

                              TABLE I - REGULAR IRA

                      A                                           B
YEAR                  12%                                        12%

1                 $  2,240                  21               $  183,055
2                    4,749                  22                  207,206
3                    7,559                  23                  234,310
4                   10,706                  24                  264,668
5                   14,230                  25                  298,668
6                   18,178                  26                  336,748
7                   22,599                  27                  379,398
8                   27,551                  28                  427,166
9                   33,097                  29                  480,665
10                  39,309                  30                  540,585
11                  46,266                  31                  607,695
12                  54,058                  32                  682,859
13                  62,785                  33                  767,042
14                  72,559                  34                  861,327
15                  83,507                  35                  966,926
16                  95,767                  36                1,085,197
17                 109,499                  37                1,217,661
18                 124,879                  38                1,366,020
19                 142,105                  39                1,532,183
20                 161,397                  40                1,718,285


ANNUAL CONTRIBUTION:Two thousand dollars ($2,000.00) on January 1st each year.

RATES:   12% Compounded annually

BASIS:   365 Days

COLUMNS A & B:      Balance available for withdrawal for persons 59-1/2 years of age or older. Also, current balance assuming no withdrawal regardless of age of individual.

                             TABLE II - ROLLOVER IRA

                    A                                     B
YEAR               12%                 YEAR              12%

1               $1,120.00               21          $10,803.87
2                1,254.40               22           12,100.33
3                1,404.93               23           13,552.37
4                1,573.52               24           15,178.65
5                1,762.34               25           17,000.09
6                1,973.82               26           19,040.10
7                2,210.68               27           21,324.91
8                2,475.96               28           23,883.90
9                2,773.08               29           26,749.97
10               3,105.85               30           29,959.97
11               3,478.55               31           33,555.17
12               3,895.98               32           37,581.79
13               4,363.50               33           42,091.60
14               4,887.12               34           47,142.59
15               5,473.57               35           52,799.70
16               6,130.40               36           59,135.66
17               6,866.05               37           66,231.94
18               7,689.98               38           74,179.77
19               8,612.78               39           83,081.34
20               9,646.31               40           93,051.10


CONTRIBUTION:    One thousand dollars ($1,000.00) on January 1st

RATES:           12% Compounded annually

BASIS:           365 Days

COLUMNS A & B:   Balance available for withdrawal for person 59-1/2 years of age or older. Also, current balance assuming no withdrawal regardless of age of individual.

                              NOTICE OF REVOCATION


Liberty National Bank and Trust Company

IRA/KEOGH Department

Box 32500

Louisville, KY  40232


Dear Sirs:

This is to inform you that I opened my IRA on . I understand that I may revoke my IRA and receive a full refund of my contributions by filing this Notice of Revocation with you within seven days of signing the Time Deposit Account Agreement. This letter should serve as notice of that revocation. Very truly yours,


Name



Address



Account Number



Date